EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-15947, No. 333-62039, No. 333-92169, No. 333-43152, No. 333-63116, No. 333-85244, No. 333-107157, No. 333-128525, No. 333-135122, No. 333-148226, No. 333-152501, No. 333-161142, No. 333-169580, No. 333-187947 and No. 333-195920) and in the related prospectuses, as applicable, of our report dated March 16, 2015, with respect to the consolidated financial statements of Aradigm Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ OUM & Co LLP

San Francisco, California

March 16, 2015